                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               JR CONSULTING, INC.

         Pursuant to the provisions of the Nevada Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the Corporation is J R Consulting, Inc.

         2. The following amendments were adopted by the directors and majority of the shareholders of Corporation by written consents of the Board of Directors and Majority Shareholders, in the manner prescribed by the Nevada Corporation Act:

         Article I is deleted in its entirety and replaced with the following:

                  The name of the Corporation is Providential Securities, Inc.

         Article V is amended by the addition of the following provision:

                  Effective January 14, 2000 ("the Effective Date"), every two shares of the Corporation's outstanding common stock, par value $0.04 per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the record holder thereof be reclassified as and changed into one share of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each record holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Company's transfer agent Jersey Transfer & Trust Company who will act as escrow agent (the "Escrow Agent") for cancellation, a certificate or certificates (the "New Certificates" whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provision hereof.

                  A record holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the record holder would otherwise be entitled, one full share.

                  If any New Certificate is to be issued in the name other than that for which the Old Certificates surrendered for exchange are issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Effective Date this amount which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

IN WITNESS WHEREOF, J R Consulting, Inc. has caused this Certificate to be signed and attested by its duly authorized officers, this 12th day of January 2000.

                                          J R CONSULTING, INC.


                                          By: /s/  Henry Fahman
                                             ------------------
                                          Henry Fahman, President


                                          By: /s/  Tina Phan
                                             ---------------
                                          Tina Phan, Secretary